Exhibit (d)(iii) under Form N-1A

                                           Exhibit 10 under Item 601/ Reg. S-K

                                  EXHIBIT C

                                    to the

                         Investment Advisory Contract



                Federated Fund for U.S. Government Securities



      For all services rendered by Adviser hereunder, the Fund shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to a percentage of the average daily net assets of the Fund as set forth in the following table, plus 4.5% of the gross income of the Fund (excluding any capital gains or losses). The annual rate applicable to the average daily net assets of the fund shall be as follows;



      Rates of Annual Advisory Fee

      as a Percentage of Average

      Average Daily Net Assets                        Daily Net Assets

      On the portion of the Fund which:

      $500,000,000 or less                                 .25%

      Over $500,000,000 but not over $1,000,000,000        .225%

      Over $1,000,000,000                                  .20%



      The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of the annual rate shown in the table in paragraph 5 applied to the daily net assets of the Fund computed as of the close of the New York Stock Exchange on each day on which the Exchange is open, and in the case of Sundays and other days on which the Exchange shall have been open.



      The portion of the fee based upon gross income shall be accrued daily at the rate of 4.5% of the daily gross income of the Fund.



      The fee so accrued shall be paid to Adviser daily.



      Witness the due execution hereof this 1st day of September, 2002.



I.    Federated Investment Management Company





                                    By:  /s/ Keith M. Schappert

                                    Name:  Keith M. Schappert

                                    Title:  President





II.   Federated Income Securities Trust





                                    By:  /s/ J. Christopher Donahue

                                    Name:  J. Christopher Donahue

                                    Title:  President